Exhibit 10.38
AGREEMENT OF ASSIGNMENT

THIS AGREEMENT OF ASSIGNMENT (the “Agreement”) is made of the 14th day of October 2011 by and between FRONTERA ASSOCIATES, INC., a Florida corporation with offices at 639 NW 38th Circle, Boca Raton, Florida 33431 (the “Assignor”), and CHINA EDUCATION INTERNATIONAL INC., a Nevada corporation with offices at 2835 NW Executive Center Drive, Suite 100, Boca Raton, Florida 33431 (“CEII”).

WHEREAS, Assignor is a party to that certain License Agreement dated September 1, 2010 (the “License Agreement”) pursuant to which American Education Center, Inc. (“American”) granted to Assignor an exclusive license to use licensed property as set forth in the License Agreement attached hereto as Exhibit A; and

WHEREAS, CEII desires to obtain the assignment of the License Agreement from Assignor, and Assignor is authorized and is willing to assign the License Agreement to CEII for the consideration hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1.           Assignment of License Agreement.  Upon the terms and subject to the conditions of this Agreement, the Assignor hereby assigns to CEII the License Agreement, which License Agreement has been previously submitted to CEII for its review and consideration.

2.           Assumption of License Agreement.  CEII shall assume the License Agreement and all of Assignor’s obligations and liabilities associated with the License Agreement as provided herein.

3.           Consideration for Assignment.  In consideration for the assignment of the License Agreement, CEII hereby issues to Assignor 1,000,000 shares of CEII’s common stock, $.001 par value (the “Shares”), and a three-year warrant exercisable for 2,400,000 shares of common stock exercisable at $1.00 per share (the “Warrant”).  The form of Warrant is annexed hereto as Exhibit B.  The Shares and the Warrant are hereinafter sometimes collectively referred to as the “Securities.”  Assignor acknowledges that the Securities are restricted securities, that it is acquiring the Securities for investment purposes and that it has the sophistication and financial resources to assume the risk of an investment in the Securities of CEII.  The parties agree that subject to compliance with applicable securities laws, the Assignor may assign all or a portion of the Securities to its shareholders provided, however, no assignment of the Securities may be made unless such shareholders agree to provide CEII with an appropriate investment letter and any other documents that may be required by CEII for purposes of complying with such securities laws.

4.           Representations and Warranties of Assignor.  Assignor represents and warrants to CEII as follows:

4.1           Power of Assignor.  Assignor has full power and authority necessary to enable it to carry out the transactions contemplated by this Agreement and the sale and assignment of the License Agreement to CEII.

4.2           No Consents.  No authorizations, approvals or consents are required to permit Assignor to assign the License Agreement to CEII, and the sale and assignment thereof shall not provide the parties to the License Agreement a right to terminate or nullify the License Agreement.

4.3           No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach or conflict with any of the terms of the License Agreement.

4.4           Full Force and Effect.  The License Agreement is in full force and effect, and there is no basis to terminate the License Agreement prior to the term thereof as specified in the License Agreement.

4.5           Representations and Warranties of Assignor.  Assignor represents and warrants to CEII that the “Licensed Property” described in the License Agreement with American, including any enhancements, modifications or upgrades thereto, will not infringe or misappropriate any third party’s patents, trademarks, copyrights or other proprietary or intellectual property rights of any other person or party.

5.           Representations and Warranties of CEII.  CEII represents and warrants to Assignor as follows:

5.1           Corporate Power of CEII.  CEII has full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations thereunder.

5.2           Due Authority.  CEII has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by it have been authorized by all necessary action on the part of CEII.

6.           Cooperation by Assignor.  At any time and from time to time after the date of this Agreement, Assignor shall execute and deliver to CEII such other instruments and take such other actions as CEII may reasonably request to more effectively vest title to the License Agreement in CEII and to fulfill the terms of the License Agreement.

7.           Miscellaneous.

7.1           Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepared, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or if mailed, four (4) days after the date of mailing, to the parties at the addresses set forth above.

7.2           Entire Agreement.  This Agreement and any collateral agreement executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the subject matter hereof and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

7.3           Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

7.4           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State, and jurisdiction shall be in Palm Beach or Broward County, Florida.

7.5           Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.6           Severability.  If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

China Education International, Inc.

By: /s/ Joel Mason
      Joel Mason, President

Frontera Associates, Inc.

By: /s/ Daniel Kallan
     Daniel Kallan, Chief Executive Officer